EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
B. Allen Connell, Consultant
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS; INITIATES 30 MMCFE/D FROM BARNETT SHALE DRILL SITE ON U.T. ARLINGTON CAMPUS; CURRENT PRODUCTION A RECORD 90 MMCFE/D

HOUSTON, November 6, 2008 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that on November 4th, production was initiated from 6 horizontal wells drilled from a single pad on the campus of the University of Texas at Arlington in the Fort Worth Basin Barnett Shale.  The production volumes from these wells, upon connection to the transportation pipeline, exceeded company expectations with individual gross rates as high as 8 million cubic feet of natural gas equivalents (MMcfe) per day.   Chief Operating Officer Brad Fisher commented, “We were very impressed with the test rates from these wells, placing them among the best we have seen in Tarrant County.  The wells were brought on production at a controlled cumulative gross rate of 30 MMcfe per day.  We see these results as confirmation of the potential of the surrounding area in which we have extensive acreage and significant multi-year drilling plans.” Carrizo has a 73% net revenue interest in these wells.  Including the contribution of these new volumes, Carrizo’s current company-wide daily net production rate is estimated at 90 MMcfe/day.  Carrizo believes it still has over 78 MMcfe per day of Barnett Shale production waiting on completion and connection to pipelines.

The company’s financial results for the third quarter of 2008 include the following highlights:

Results for the Third Quarter 2008  --

•	Production of 6.0 Bcfe, or 65,043 Mcfe/d

•	Revenue of $55.5 million.

•	Record Net Income of $66.2 million, or Adjusted Net Income of $14.1 million before the non-cash net credits noted below.

•	EBITDA, as defined below, of $36.8 million.

Revenues for the three months ended September 30, 2008 were $55.5 million, 83 percent higher than the $30.3 million during the quarter ended September 30, 2007.  The increase in revenue was driven primarily by increased natural gas production and higher realized natural gas prices.  Production volumes during the three months ended September 30, 2008 were 6.0 Bcfe (65.0 MMcfe/d), 35 percent higher compared to 4.4 Bcfe (48.2 MMcfe/d) during the third quarter of 2007.  The Company quickly recovered from the hurricane disruptions to its Gulf Coast operations which temporarily shut-in most of its onshore Gulf Coast production.  The relative impact to the third quarter 2008 production was about 4 MMcfe/d.  Carrizo’s average natural gas sales price increased 39 percent to $8.78 per Mcf compared to $6.33 per Mcf in the third quarter of 2007 and the average oil sales price increased 59 percent to $120.09 per barrel compared to $75.40 per barrel during the third quarter of 2007.  The above prices exclude the cash effect of hedging activities – prices, including the cash effect of hedges, are presented in the table below.

For the quarter ended September 30, 2008, the Company reported adjusted net income of $14.1 million, or $0.46 and $0.45 per basic and diluted share, excluding a net $52.1 million non-cash, after-tax gain comprised of (1) a mark-to-market unrealized gain of $53.1 million on derivatives and (2) stock compensation expense of $1.0 million.  The Company reported net income of $66.2 million, or $2.18 and $2.14 per basic and diluted share, respectively, for the three months ended September 30, 2008, as compared to net income of $4.2 million, or $0.16 and $0.16 per basic and diluted share, respectively, for the same quarter during 2007.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and other non-cash items) during the third quarter of 2008 was $36.8 million, or $1.21 and $1.19 per basic and diluted share, respectively, as compared to $22.9 million, or $0.88 and $0.85 per basic and diluted share, respectively, during the third quarter of 2007.

Lease operating expenses (excluding production taxes) increased to $8.5 million during the three months ended September 30, 2008 as compared to $5.8 million for the third quarter of 2007, largely due to the increased well count of the Barnett Shale wells and higher transportation and other production costs.

Depreciation, depletion and amortization expenses (“DD&A”) were $13.9 million during the three months ended September 30, 2008 ($2.33 per Mcfe) as compared to $10.2 million ($2.30 per Mcfe) during the third quarter of 2007.  The increase in DD&A expense was due primarily to an increase in production volumes and a slight increase in the depletion rate attributable to higher overall finding costs of new reserves.

General and administrative expenses (“G&A”) increased to $4.3 million during the three months ended September 30, 2008 from $3.3 million during the same quarter of 2007.  The increase in G&A was primarily a result of an increase in compensation and other employee-related expenses, largely attributable to our increased head count.

Non-cash stock-based compensation expense was $1.6 million ($1.0 million after tax) for the three months ended September 30, 2008 compared to $1.1 million ($0.6 million after tax) for the same period in 2007.

Net gain on derivatives was $77.6 million during the three months ended September 30, 2008, comprised of a $81.7 million gain ($53.1 million after tax) for the unrealized mark-to-market, non-cash gain on oil and gas derivatives and a $4.1 million loss for cash settled oil and gas derivatives.  Our open oil and gas hedge positions are largely held with Credit Suisse Energy LLC and, in part with Shell Energy North America (US) L.P.

Interest expense, net of amounts capitalized, was $1.4 million for the three months ended September 30, 2008 compared to $4.1 million for the three months ended September 30, 2007.  The decrease is largely attributable to lower interest rates and higher capitalized interest related to our increase in unproved leasehold costs during 2008, partially offset by higher debt balances.

Results for the Nine Months Ended September 30, 2008 --

•	Record Production of 18.4 Bcfe, or 67,221Mcfe/d.

•	Record Revenue of $173.9 million.

•	Net Income of $48.3 million, or Adjusted Net Income of $47.9 million before the non-cash and/or non-recurring net charges noted below.

•	Record EBITDA, as defined below, of $121.4 million.

Revenues for the nine months ended September 30, 2008 increased by $88.1 million to $173.9 million from $85.8 million during the nine months ended September 30, 2007.  The increase in revenues was primarily driven by higher natural gas production and higher realized natural gas and oil prices.  Production volumes during the nine months ended September 30, 2008 were 18.4 Bcfe (67.2 MMcfe/d), 56 percent higher compared to 11.8 Bcfe (43.4 MMcfe/d) during the same period in 2007.  Production increased largely due to the addition of new Barnett Shale wells and in part to the addition of and successful recompletion of wells in the Gulf Coast area.  Carrizo’s average natural gas sales price increased 31 percent to $8.98 per Mcf compared to $6.88 per Mcf in the same period of 2007, and the average oil sales price increased 72 percent to $112.19 per barrel from $65.22 per barrel during the same period in 2007.  The above prices exclude the cash effect of hedging activities.  The prices, including the cash effect of hedges are presented in the table below.

For the nine months ended September 30, 2008, the Company reported record, adjusted net income of $47.9 million, or $1.61 and $1.57 per basic and diluted share, respectively, excluding the $0.3 million of non-cash and/or non-recurring after-tax loss, comprised of (1) the mark-to-market unrealized gain of $9.1 million on derivatives, (2) the stock compensation expense of $2.9 million, (3) the $3.7 million loss on the early extinguishment of debt under the Second Lien Debt Facility, and (4) the $2.2 million loss on cash settled interest rate swap associated with the termination of the Second Lien Debt Facility.  The Company reported a net income of $48.3 million, or $1.62 and $1.59 per basic and diluted share, respectively, for the nine months ended September 30, 2008, as compared to net income of $9.8 million, or $0.38 and $0.37 per basic and diluted share, respectively, for the same period during 2007.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and other non-cash and/or non-recurring items, including the loss on early extinguishment of the Second Lien Debt Facility in May 2008) for the nine months ended September 30, 2008 was $121.4 million, or $4.07 and $3.99 per basic and diluted share, respectively, as compared to $63.7 million, or $2.47 and $2.39 per basic and diluted share, respectively, for the same period in 2007.

Lease operating expenses (excluding production taxes) increased to $23.3 million during the nine months ended September 30, 2008 as compared to $14.3 million for the same period of 2007, largely due to the increased well count of the Barnett Shale wells and higher transportation and other production costs.

Depreciation, depletion and amortization expenses (“DD&A”) were $41.9 million during the nine months ended September 30, 2008 ($2.27 per Mcfe) as compared to $29.0 million ($2.45 per Mcfe) during the same period of 2007.  The increase in DD&A expense was due primarily to an increase in production volumes, partially offset by a decrease in the depletion rate attributable to lower overall finding costs of new reserves.

General and administrative expenses (“G&A”) increased to $13.5 million during the nine  months ended September 30, 2008 from $10.8 million during the same period of 2007.  The increase in G&A was primarily a result of (1) an increase in compensation and other employee-related expenses largely due to our increased head count and (2) increased legal, professional and contractor fees.

Non-cash, stock-based compensation expense was $4.5 million ($2.9 million after tax) for the nine months ended September 30, 2008 compared to $3.1 million ($2.0 million after tax) for the same period in 2007.

Net loss on derivatives was $0.4 million during the nine months ended September 30, 2008, comprised of (1) $13.9 million ($9.1 million after tax) for the unrealized mark-to-market, non-cash gain on derivatives (comprised of a $11.1 million gain on oil and gas derivatives and a $2.8 million gain on interest rate swaps), (2) a $9.8 million loss for cash settled oil and gas derivatives, (3) a $1.2 million realized loss on the Second Lien Facility interest rate swaps outstanding through May 27, 2008 and (4) a $3.3 million loss on the early settlement of the interest rate swaps in connection with the termination of the Second Lien Facility.

Interest expense, net of amounts capitalized, was $5.5 million for the nine months ended September 30, 2008 compared to $11.4 million for the same period in 2007.  The decrease is attributable to lower interest rates and higher capitalized interest related to our increase in unproved leasehold costs during 2008, partially offset by higher debt balances.

“We were able to quickly recover from the disruption to our Gulf Coast operations caused by the hurricanes which temporarily shut-in most of our onshore Gulf Coast production.  The impact was about 350 MMcfe or 4 MMcfe/d for the quarter,” said S.P. “Chip” Johnson IV, Carrizo’s President and CEO.  “We have made excellent progress drilling and completing horizontal Barnett Shale wells on our urban area drill pads as evidenced by our U.T. Arlington results.  Production should continue to increase in SE Tarrant County as we bring additional previously drilled multi-well pads on production over the next five months.  We remain on track to grow our 2008 production nearly 50 percent above our 2007 performance.  We were pleased to complete the expansion of our credit facility to $222.5 million in late October.  Also of note was the formation of our joint venture with Avista Capital Partners.  The joint venture will pursue growth opportunities in the Marcellus Shale where we already jointly control over 155,000 net acres.

These recent events allow the company to maintain financial flexibility while continuing to lay a foundation for future growth.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in proven trends in the Barnett Shale area in North Texas and along the onshore Texas and Louisiana Gulf Coast regions.  Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including potential effects or timing, cash flow, the expected timing of drilling of additional wells, expected high rate wells, timing and volume of production, timing of testing, scheduled pipeline hookup, liquidity position and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2008	2007	2008	2007

Oil and natural gas revenues	$55,546,799	$30,304,514	$173,899,237	$85,807,603

Costs and expenses:
Lease operating expenses	8,472,006	5,848,545	23,301,476	14,289,237
Production tax	1,954,714	1,090,634	4,745,964	2,913,315
Depreciation, depletion and amortization	13,922,160	10,190,819	41,873,880	29,033,382
General and administrative expenses	4,249,991	3,269,318	13,526,299	10,770,377
Accretion expense related to asset retirement obligations	57,938	88,210	173,815	264,631
Bad debt expense	-	32,808	(166,246)	(243,138)
Stock-based compensation expense	1,559,570	1,058,276	4,547,442	3,050,259

Total costs and expenses	30,216,379	21,578,610	88,002,630	60,078,063

Operating income	25,330,420	8,725,904	85,896,607	25,729,540

Mark-to-market gain (loss) on derivatives, net	81,753,943	(927,756)	13,932,786	(5,310,830)
Realized gain (loss) on derivatives, net	(4,067,914)	2,845,010	(10,949,012)	5,597,674
Loss on asset sale	-	-	(3,675)	-
Other income and expenses, net	14,889	5,776	66,241	261,559
Interest income	43,312	130,877	251,391	585,540
Interest expense, net of amounts capitalized (1)	(1,430,845)	(4,095,995)	(5,482,058)	(11,374,794)
Loss on early extinguishment of Second Lien debt	16,462	-	(5,689,334)	-
Loss on interest rate swap settlement on Second Lien debt	-	-	(3,340,003)	-

Income before income taxes	101,660,267	6,683,816	74,682,943	15,488,689

Income tax expense	35,460,934	2,450,809	26,401,322	5,663,606

Net income available to common shares	$66,199,333	$4,233,007	$48,281,621	$9,825,083

ADJUSTED net income available to common shares (2)	$14,062,290	$5,545,253	$47,942,157	$15,101,751

EBITDA (see table below)	$36,817,063	$22,946,803	$121,442,727	$63,693,907

Basic net income per common share	$2.18	$0.16	$1.62	$0.38

Diluted net income per common share	$2.14	$0.16	$1.59	$0.37

ADJUSTED basic net income per common share (2)	$0.46	$0.21	$1.61	$0.58

ADJUSTED diluted net income per common share (2)	$0.45	$0.21	$1.57	$0.57

Basic weighted average common shares outstanding	30,424,388	26,141,667	29,842,004	25,835,631

Diluted weighted average common shares outstanding	30,973,255	26,982,316	30,452,471	26,667,938

______________________________
(1) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(5,296,873)	$(7,016,651)	(16,693,944)	(19,700,560)
Capitalized interest	3,866,028	2,920,656	11,211,886	8,325,766

(2) Excludes the impact of the non-cash mark-to-market gain (loss) on derivatives, non-cash stock-based compensation, non-cash bad debt expense, loss on early extinguishment of debt and loss on interest rate swap settlement on Second Lien debt

(more)

CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	9/30/2008	12/31/07
	(unaudited)
ASSETS:
Cash and cash equivalents	$9,022,606	$8,026,161
Fair value of derivative financial instruments	11,957,335	1,828,934
Other current assets	32,815,036	31,760,470
Deferred income taxes	-	324
Property and equipment, net	1,063,184,020	646,810,129
Other assets	10,853,523	9,166,029
Investments	5,075,035	11,070,814

TOTAL ASSETS	$1,132,907,555	$708,662,861

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$47,651,877	$49,700,330
Current maturities of long-term debt	-	2,250,766
Other current liabilities	53,148,743	39,717,559
Long-term debt, net of current maturities	462,057,306	252,250,000
Deferred income taxes	69,146,719	46,320,253
Other liabilities	7,625,116	7,702,153
Equity	493,277,794	310,721,800

TOTAL LIABILITIES AND EQUITY	$1,132,907,555	$708,662,861

Income tax expense for the three-month periods ended September 30, 2008 and 2007 includes a $35,439,860 and
$2,894,772, respectively, provision for deferred income taxes and a $21,074 and $171,497, respectively, provision for currently payable franchise taxes.

(more)

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
Reconciliation of Net Income to EBITDA	SEPTEMBER 30,		SEPTEMBER 30,
	2008	2007	2008	2007

Net Income	$66,199,333	$4,233,007	$48,281,621	$9,825,083

Adjustments:
Depreciation, depletion and amortization	13,922,160	10,190,819	41,873,880	29,033,382
Unrealized mark-to-market (gain) loss on derivatives	(81,753,943)	927,756	(13,932,786)	5,310,830
Interest expense, net of amounts capitalized and interest income	1,387,533	3,965,118	5,230,667	10,789,254
Income tax expense	35,460,934	2,450,809	26,401,322	5,663,606
Loss on asset sale	-	-	3,675	-
Stock based compensation expense	1,559,570	1,058,276	4,547,442	3,050,259
Bad debt expense	-	32,808	(166,246)	(243,138)
Accretion expense related to asset retirement obligations	57,938	88,210	173,815	264,631
Loss (Gain) on early extinguishment of Second Lien debt	(16,462)	-	5,689,334	-
Loss on interest rate swap settlement on Second Lien debt	-	-	3,340,003	-

EBITDA, as defined	$36,817,063	$22,946,803	$121,442,727	$63,693,907

EBITDA per basic common share	$1.21	$0.88	$4.07	$2.47

EBITDA per diluted common share	$1.19	$0.85	$3.99	$2.39

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	43,247	59,114	143,792	182,169
Natural gas (Mcf)	5,724,460	4,080,631	17,555,456	10,752,683
Natural gas equivalent (Mcfe)	5,983,942	4,435,315	18,418,208	11,845,697
	92	92	274	273
	65,043	48,210	67,221	43,391

Average sales prices-

Oil and condensate (per Bbl)	$120.09	$75.40	$112.19	$65.22
Oil and condensate (per Bbl) - with hedge impact	$114.16	$74.83	$104.66	$65.04
Natural gas (per Mcf)	$8.78	$6.33	$8.98	$6.88
Natural gas (per Mcf) - with hedge impact	$8.11	$7.02	$8.48	$7.38
Natural gas equivalent (per Mcfe)	$9.26	$6.83	$9.43	$7.24

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